Exhibit 3.20
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WESTMORELAND RESOURCES, INC.
     WESTMORELAND RESOURCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:
     1. The Board of Directors of the Company by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution approving and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
          RESOLVED, that it is hereby approved and declared to the Stockholders to be advisable to amend Article IV, section 4.2 of the Certificate of Incorporation of the company to read in full as follows:
               4.2. Rights of Classes of Stock. The shares of each class of stock shall be identical in all respects except that (a) the holders of a majority of the stock of each class, voting as a class, shall have the right to elect one director and (b) the holder, if any , of all of the outstanding stock of two or more classes, being in the aggregate the majority of shares of stock then outstanding, shall be entitled to elect one additional director.
     2. In lieu of a meeting and vote of stockholders of the company, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     3. The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Westmoreland Resources, Inc. has caused this Certificate to be signed by C. Joseph Presley, its President, and attested by Richard G. Danzer, its Secretary, this 12th day of November, 1979.

WESTMORELAND RESOURCES, INC.

Attest:

By:	/s/ Richard G. Danzer Richard G. Danzer	By:	/s/ C. Joseph Presley C. Joseph Presley,
	Secretary		President